Exhibit 5.1

[Hogan Lovells US LLP letterhead]

May 6, 2011

Board of Trustees
Colonial Properties Trust
2101 Sixth Avenue North, Suite 750
Birmingham, Alabama 35203

Ladies and Gentlemen:

We are acting as counsel to Colonial Properties Trust, an Alabama real estate investment trust (the “Company”), and Colonial Realty Limited Partnership, a Delaware limited partnership (the “Operating Partnership”), in connection with their registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission, relating to the proposed public offering of an unlimited amount of one or more series of the following securities: (i) debt securities (the “Debt Securities”) of the Operating Partnership; (ii) common shares of beneficial interest, par value $0.01 per share, of the Company (the “Common Shares”); (iii) preferred shares of beneficial interest, par value $0.01 per share, of the Company (the “Preferred Shares”); (iv) Preferred Shares represented by depositary receipts of the Company (the “Depositary Shares”); (v) warrants to purchase Common Shares, Preferred Shares or Depositary Shares (the “Warrants”); (vi) rights of the Company to purchase Common Shares (the “Rights”); and (vii) guarantees of the Company of the Debt Securities (the “Debt Guarantees” and, together with the Debt Securities, Common Shares, Preferred Shares, Depositary Shares, Warrants and Rights, the “Securities”), all of which may be sold from time to time and on a delayed or continuous basis, as set forth in the prospectus which forms a part of the Registration Statement, and as to be set forth in one or more supplements to the prospectus. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. §229.601(b)(5), in connection with the Registration Statement.
For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
For purposes of this opinion letter, we have assumed that (i) the issuance, sale, amount and terms of any Securities of the Company or the Operating Partnership to be offered from time to time will have been duly authorized and established by proper action of the Board of Trustees of the Company or a duly authorized committee of such board (“Board Action”) consistent with the procedures and terms described in the Registration Statement and in accordance with the Company's Declaration of Trust, as amended (the “Declaration of Trust”), and bylaws and applicable provisions of Alabama law, in a manner that does not violate any law, government or court-imposed order or restriction or agreement or instrument then binding on the Company or otherwise impair the legal or binding nature of the obligations represented by the applicable Securities; (ii) at the time of offer, issuance and sale of any Securities, the Registration Statement will be effective under the Securities Act of 1933, as amended (the “Act”), and no stop order suspending its effectiveness will have been issued and remain in effect; (iii) any Debt Securities and Debt Guarantees will be issued pursuant to an indenture for Debt Securities and Debt Guarantees substantially in the form of such indenture filed as Exhibit 4.4 to the Registration Statement, with items shown in such exhibit as subject to completion completed in a satisfactory manner; (iv) the indenture under which any Debt Securities and Debt Guarantees are issued will be qualified under the Trust Indenture Act of 1939, as amended; (v) prior to the issuance of any Preferred Shares or Depositary Shares, appropriate articles supplementary complying with the Company's Declaration of Trust and bylaws and applicable law will be filed for recordation with the Judge of Probate of Jefferson County of the State of Alabama; (vi) any Depositary Shares will be issued under one or more deposit agreements by the financial institution identified therein as depositary, each deposit agreement to be between the Company and the financial institution identified therein as depositary; (vii) any Warrants will be issued under one or more warrant agreements, each to be between the Company and a

Board of Trustees
Colonial Properties Trust
May 6, 2011

financial institution identified therein as warrant agent; (viii) any Rights associated with the Common Shares will be issued under one or more rights agreements, each to be between the Company and a financial institution identified therein as rights agent; (ix) if being sold by the issuer thereof, the Securities will be delivered against payment of valid consideration therefor and in accordance with the terms of the applicable Board Action authorizing such sale and any applicable underwriting agreement or purchase agreement and as contemplated by the Registration Statement and/or the applicable prospectus supplement; (x) the laws of the State of New York will be the governing law under any deposit agreement, warrant agreement or rights agreement; (xi) the Company will remain an Alabama real estate investment trust; (xii) the Operating Partnership will remain a Delaware limited partnership; (xiii) the issuance of any Debt Guarantees will have been duly authorized and the terms of such Debt Guarantees will have been duly determined and fixed by proper Board Action consistent with the procedures and terms described in the Registration Statement and in accordance with the Declaration of Trust and applicable Alabama law, in a manner that does not violate any law, government or court-imposed order or restriction or agreement or instrument then binding on the Company or otherwise impair the legal or binding nature of the obligations represented by such Debt Guarantees; and (xiv) the Securities will not be issued in violation of the ownership limits contained in the Declaration of Trust.

To the extent that the obligations of the Company or the Operating Partnership with respect to the Securities may be dependent upon such matters, we assume for purposes of this opinion that the other party under the indenture for any Debt Securities or Debt Guarantees, under the warrant agreement for any Warrants, under the deposit agreement for any Depositary Shares, and under the rights agreement for any Rights associated with the Common Shares, namely, the trustee, the warrant agent, the depositary or the rights agent, respectively, is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that such other party will be duly qualified to engage in the activities contemplated by such indenture, warrant agreement, deposit agreement or rights agreement, as applicable; that such indenture, warrant agreement, deposit agreement or rights agreement, as applicable, will have been duly authorized, executed and delivered by the other party and will constitute the legal, valid and binding obligation of the other party enforceable against the other party in accordance with its terms; that such other party will be in compliance with respect to performance of its obligations under such indenture, warrant agreement, deposit agreement or rights agreement, as applicable, with all applicable laws and regulations; and that such other party will have the requisite organizational and legal power and authority to perform its obligations under such indenture, warrant agreement, deposit agreement or rights agreement, as applicable.
This opinion letter is based as to matters of law solely on the applicable provisions of the following, as currently in effect: (i) as to the opinions expressed in paragraphs (b) and (c), the Alabama Real Estate Investment Trust Act of 1995; and (ii) as to the opinions expressed in paragraphs (a), (d), (e) and (f), applicable provisions of the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level). We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations (and in particular, we express no opinion as to any effect that such laws, statutes, ordinances, rules, or regulations may have on the opinions expressed herein). As used herein, the term “Alabama Real Estate Investment Trust Act of 1995” includes the applicable statutory provisions contained therein, all applicable provisions of the Alabama Constitution and reported judicial decisions interpreting these laws. In rendering this opinion letter, we are relying, to the extent that the laws of Alabama are relevant (without any independent verification or investigation), upon the opinion letter of Sirote & Permutt, P.C., special counsel to the Company in the State of Alabama, of even date herewith, a copy of which is to be filed as Exhibit 5.2 to the Registration Statement, with respect to the matters addressed therein.
Based upon, subject to and limited by the foregoing, we are of the opinion that:
(a)    The Debt Securities, upon due execution and delivery of an indenture relating thereto on behalf of the Operating Partnership and the trustee named therein, and upon authentication by such trustee and due execution and delivery on behalf of the Operating Partnership in accordance with the indenture and any supplemental indenture relating thereto, will constitute valid and binding obligations of the Operating Partnership.

(b)    The Common Shares and associated Rights (including any Common Shares and associated Rights duly issued upon the exchange or conversion of Debt Securities or Preferred Shares that are exchangeable for or convertible into Common Shares, or upon the exercise of Warrants for the purchase of Common Shares and receipt by the Company of any additional consideration payable upon such conversion, exchange or exercise), upon due execution and delivery of a rights agreement relating to the Rights associated with the Common Shares on behalf of the Company and the rights agent named therein, will be validly issued, and the Common Shares will be fully paid and nonassessable.

(c)    The Preferred Shares (including any Preferred Shares represented by Depositary Shares or that are

Board of Trustees
Colonial Properties Trust
May 6, 2011

duly issued upon the exercise of Warrants for the purchase of Preferred Shares and receipt by the Company of any additional consideration payable upon such exercise) will be validly issued, fully paid and nonassessable.
(d)    The depositary receipts evidencing the Depositary Shares, upon due execution and delivery of a deposit agreement relating thereto on behalf of the Company and the depositary named therein and due countersignature thereof and issuance against a deposit of duly authorized and validly issued Preferred Shares in accordance with the deposit agreement relating thereto, will be validly issued and entitle the holders thereof to the rights specified in such depositary receipts and deposit agreement.
(e)    The Warrants, upon due execution and delivery of a warrant agreement relating thereto on behalf of the Company and the warrant agent named therein and due authentication of the Warrants by such warrant agent, and upon due execution and delivery of the Warrants on behalf of the Company, will constitute valid and binding obligations of the Company.
(f)    The Debt Guarantees, upon due execution and delivery on behalf of the Company in accordance with the indenture and any supplemental indenture relating thereto, , will constitute valid and binding obligations of the Company.
The opinions expressed in paragraphs (a), (d), (e) and (f) above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors' rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Securities are considered in a proceeding in equity or at law).
It should be understood that the opinion in paragraph (b) above concerning the Rights does not address the determination a court of competent jurisdiction may make regarding whether the Board of Trustees of the Company would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time and that our opinion in paragraph (b) above addresses the Rights and the rights agreement in their entirety and not any particular provision of the Rights or the rights agreement and that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.
This opinion letter has been prepared for your use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP